UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2010

MEMC Electronic Materials, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13828	56-1505767
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

501 Pearl Drive (City of O’Fallon) St. Peters, Missouri	63376
(Address of principal executive offices)	(Zip Code)

(636) 474-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 24, 2010, MEMC Singapore Pte. Ltd. (“MEMC Singapore”), a wholly-owned subsidiary of MEMC Electronic Materials, Inc. (“MEMC” or the “Company”), entered into Amendment Number 2 to Solar Wafer Supply Agreement (the “Second Amendment”) with Conergy AG, a German corporation (“Conergy”). This Second Amendment amends the Solar Wafer Supply Agreement, dated October 25, 2007, as amended on July 10, 2008 (the “First Amendment”), between the parties (the “Agreement”), pursuant to which MEMC Singapore had agreed to sell solar grade silicon wafers to Conergy over a ten-year period. The settlement of the related lawsuit in connection with this Second Amendment includes a payment to MEMC Singapore of an undisclosed amount.

The terms of the Second Amendment include a significant reduction in the minimum quantity of wafers that Conergy must purchase over the remaining years of the Agreement, as well as a minimum market share commitment should Conergy’s demand exceed the reduced quantities. The Second Amendment also modifies the pricing terms such that these pricing terms will be based on market rates similar to other MEMC Singapore long-term solar wafer supply agreements.

The Second Amendment also provides a mechanism to potentially defer possible prospective annual purchase shortfalls, by allowing Conergy to defer purchase shortfalls for any contract year if certain conditions are met. The deferred volume amounts will be added to Conergy’s minimum purchase requirements for such future contract years. Conergy may make up an annual purchase shortfall for a particular contract year in equal increments over the next five contract years. The Agreement will be extended beyond the original ten-year term if Conergy has not purchased all of its revised aggregate revenue commitments by the end of the original ten-year term of the Agreement until such purchase requirements are met. The Second Amendment also includes corresponding adjustments to the cash security deposit and letter of credit requirements to reflect the lower purchase commitment.

In addition, the parties agreed that, if Conergy has complied with certain specified conditions, future pricing may be adjusted on a quarterly basis to a “competitive” price per Watt, as determined pursuant to an agreed-upon pricing mechanism. The parties agreed that downward price adjustments pursuant to such provision would result in corresponding volume increases (and upward price adjustments would result in corresponding volume decreases).

In the event that Conergy fails to pay a take-or-pay purchase shortfall for any contract year under the Second Amendment, MEMC Singapore has the right to revert the minimum volume requirements and prices per Watt in the Second Amendment to the higher levels contained in Amendment Number 1 to the Agreement.

Finally, Conergy has agreed to use its commercially reasonable best efforts to include MEMC Singapore in large projects developed by Conergy over the next five years.

The Company issued a press release on January 24, 2010, announcing this Second Amendment. A copy of that press release is furnished with this Form 8-K as Exhibit 99.1, and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of such section.

Item 9.01.	Exhibits.

(d) Exhibit No.	Item

99.1	Press release dated January 24, 2010 furnished with this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.

Date: January 26, 2010	By:	/S/ BRADLEY D. KOHN
	Name:	Bradley D. Kohn
	Title:	Senior Vice President – Legal and Business Development

Exhibit Index

Number	Item

99.1	Press release dated January 24, 2010 furnished with this report.